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                                                                     Exhibit 1


                              OVERRIDE AGREEMENT

     This Override Agreement (the "Agreement") is made and entered into as of November 19, 1996, by and among Lee Video City, Inc., a California corporation ("VCI"); Robert Y. Lee ("Lee"), an individual resident of California on behalf of himself and as Trustee of the Robert Y. Lee Revocable Living Trust UDT 1/9/91 (the "Trust"); Prism Entertainment Corporation, a Delaware corporation ("Prism"); and Ingram Entertainment Inc., a Tennessee corporation ("Ingram"), with reference to the following:

     A. Prism is a public company which on December 1, 1995 filed for protection under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Central District of California (the "Bankruptcy Court"), and is currently operating as debtor-in-possession.

     B. Prism and VCI have entered into that certain Agreement and Plan of Reorganization and Merger dated as of October 25, 1996, as amended by that certain Amendment, dated as of November 19, 1996 (as amended, the "Merger Agreement") with respect to a merger (the "Merger") of VCI into Prism.

     C. As of the date of this Agreement, VCI is indebted to Ingram in the aggregate approximate amount of $4,500,000 (the "VCI Debt"). The obligations of VCI to Ingram with respect to the VCI Debt are secured by (a) a security interest in substantially all of the personal property of VCI (the "Old Collateral") pursuant to an Amended and Restated Security Agreement dated as of February 7, 1995, as amended (the "Prior Security Agreement"); (b) a pledge agreement dated as of February 7, 1995, as amended (the "Stock Pledge Agreement") issued by the Trust in favor of Ingram as to 5,500 shares of the Common Stock of VCI (the "Pledged Shares"); (c) a Pledge Agreement dated February 7, 1995, as amended (the "Note Pledge Agreement") issued by VCI in favor of Ingram as to a promissory note in favor of VCI (the "Pledged Note"); and (d) a Payment Guaranty issued by Lee dated February 7, 1995 (the "Lee Guaranty").

     D. VCI, Lee and Ingram have entered into that certain Workout Agreement dated as of February 7, 1995 (the "Workout Agreement") with respect to the rescheduling and payment of the then outstanding debt owed by VCI to Ingram.

     E. Ingram is the holder of warrants issued by VCI dated November 14, 1996 to acquire shares of the Common Stock of VCI equal to 8.5% of the outstanding shares of VCI (the "Old Warrants").

     F. Subject to the terms and conditions set forth in this Agreement and the consummation of the Merger, the parties have agreed to restructure the VCI Debt.



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     NOW, THEREFORE, in consideration of the foregoing and the terms and conditions hereof, the parties hereto hereby agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

     1.1 Defined Terms. In addition to the definitions set forth in the Recitals, for purposes of this Agreement, the following capitalized terms shall have the following meaning:

          "Additional Warrants" means warrants to purchase an aggregate of 852,750 shares of the Common Stock of Reorganized Prism substantially in the form of Exhibit A attached hereto.

          "Affiliate" means, as to any Person, any other Person which directly or indirectly controls, or is under common control with, or is controlled by, such Person. As used in this definition, "control" (and its correlated meanings, "controlled by" and "under common control with") shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise), provided that, in any event, any Person that owns, directly or indirectly, 10% or more of the securities having ordinary voting power for the election of directors or other governing body of a corporation (other than securities having such power only by reason of the happening of a contingency), or 10% or more of the partnership or other ownership interest of any other Person (other than as a limited partner of such other Person), will be deemed to control such corporation or other Person.

          "Assumed Options" means options of VCI to be assumed by Reorganized Prism upon the Merger to purchase an aggregate of 1,685,000 shares of Reorganized Prism.

          "Business Day" means any Monday, Tuesday, Wednesday, Thursday or Friday on which Ingram is open for business at its address for notice designated as provided herein.

          "Closing" means the consummation of the transactions contemplated by this Agreement, which shall be deemed to take place concurrently with the effectiveness of the Merger.


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          "Closing Date" means the date of Closing.

          "Collateral Documents" means the New Security Agreement and Copyright Mortgages.

          "Collier" means Barry Collier.

          "Copyright Mortgage" means a mortgage agreement, in form and substance satisfactory to Ingram, granting to Ingram a security interest and lien on all right, title and interest of Reorganized Prism in and to the Film Library and the Film Library Accounts Receivable, including, without limitation, all copyrights with respect to the Film Library in form and substance acceptable to Ingram.

          "Debt Documents" means, collectively, this Agreement, the Note, the Collateral Documents, the Supply Agreement, the New Warrants, the Additional Warrants and any other certificates, documents or agreement of any type or nature heretofore or hereafter executed or delivered by Reorganized Prism or any other Party to Ingram in any way relating to or in furtherance of this Agreement and/or the Note, and in each case either as originally executed or as the same may from time to time be supplemented, modified, amended, restated or extended.

          "Disclosure Statement" means the Disclosure Statement for Prism's Amended Plan of Reorganization dated September 23, 1996, as may be amended.

          "Effective Time" means the consummation of the Merger.

          "Escrow and Warrant Agreement" means, as to the New Warrants, the Escrow and Warrant Agreement substantially in the form of Exhibit B attached hereto.

          "Event of Default" shall have the meaning provided in Section 7.1.

          "Film Library" means the rights of Prism in the motion pictures listed on Schedule 5.25 to the Merger Agreement.

          "Film Library Accounts Receivable" means all present and future accounts, accounts receivable, rights to payment, and all forms of obligations owing to Reorganized Prism or in which Reorganized Prism may have any interest, however created or arising, relating to the Film Library.

          "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof,
     (b) any

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     governmental or quasi-governmental agency, authority, board, bureau, commission, department, instrumentality or public body, or (c) any court, administrative tribunal or public utility.

          "Guaranty Release" means the release by Ingram of the Lee Guaranty, the Stock Pledge Agreement and the Note Pledge Agreement to be executed and delivered at the Closing substantially in the form of Exhibit C attached hereto.

          "Ingram Shares" means 1,500,000 shares of the Common Stock of Reorganized Prism.

          "Laws" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, ordinances, codes and administrative or judicial precedents.

          "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law or otherwise, affecting any property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of, or agreement to, give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the Uniform Commercial Code or comparable Law of any jurisdiction with respect to any property.

          "Lock-Up Agreement" means an agreement to be executed and delivered at the Closing between Lee, Collier and Ingram pursuant to which Lee (on his own behalf and on behalf of the Trust) and Collier agree to refrain from selling, pledging or encumbering the Lock-Up Shares, substantially in the form of Exhibit D attached hereto.

          "Lock-Up Shares" means 1,026,983 shares of Common Stock of Reorganized Prism, 721,983 shares of which will, upon the Closing, be held by Lee and 305,000 shares by Collier.

          "New Collateral" means, collectively, a first lien on the property and assets of Reorganized Prism described in Schedule A attached hereto (other than the Film Library and the Film Library Accounts Receivable of Reorganized Prism) and a second priority lien on the Film Library and the Film Library Accounts Receivable of Reorganized Prism subject only to the lien of Imperial Bank, all as more fully described in the New Security Agreement.

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          "New Security Agreement" means the Security Agreement, dated as of the
     Closing Date, executed by Reorganized Prism in favor of Ingram, substantially in the form of Exhibit E attached hereto, either as originally executed or as it may from time to time on or after the Closing Date be supplemented, modified, amended, restated or extended.

          "New Warrants" means warrants to purchase the New Warrant Shares to be delivered to Ingram at the Closing pursuant to the Escrow and Warrant Agreement.

          "New Warrant Shares" means an aggregate of 8 1/2% of the number of shares of the Common Stock of Reorganized Prism to be received by the VCI Shareholders pursuant to the Merger, provided, however, that the aggregate number of shares to be received by the VCI Shareholders will not be less than 4,930,000. The number of New Warrant Shares is currently estimated to be 410,444.

          "Note" means the promissory note of Reorganized Prism to be delivered to Ingram at the Closing evidencing the Remaining Debt, substantially in the form of Exhibit F attached hereto.

          "Party" means any Person (including Reorganized Prism and/or any Affiliate of Reorganized Prism), other than Ingram, which now or hereafter is party to any of the Debt Documents.

          "Person" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, unincorporated organization, bank, business association, firm, joint venture, governmental agency, or otherwise.

          "Plan" means the Plan of Reorganization of Prism and its subsidiaries, as may be amended.

          "Registrable Securities" means the Ingram Shares, the New Warrant Shares and any securities issuable upon exercise of the Additional Warrants.

          "Registration Rights Agreement" means an agreement between Prism and Ingram regarding the registration of the Registrable Securities substantially in the form of Exhibit G attached hereto.

          "Remaining Debt" means the difference between the VCI Debt and $3,000,000.

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          "Reorganized Prism" means the surviving entity upon the consummation of the Merger.

          "Reorganized Prism Securities" means the Ingram Shares, the New Warrants, the New Warrant Shares, the Additional Warrants and any securities issuable upon exercise of the Additional Warrants.

          "Securities Act" means the Securities Act of 1933, as amended.

          "Stockholders Agreement" means an agreement to be executed and delivered at Closing among Reorganized Prism, Lee, Collier and Ingram substantially in the form of Exhibit H attached hereto.

          "Supply Agreement" means the Supply Agreement between Reorganized Prism and Ingram to be executed and delivered at the Closing substantially in the form of Exhibit I attached hereto.

          "VCI Shareholders" means the shareholders of VCI immediately prior to the Effective Time.

                                    ARTICLE 2

                              RESTRUCTURING OF DEBT

     2.1 Conversion of Debt; Release of Lee Guaranty and Old Collateral.
At the Closing, Ingram shall convert $3,000,000 of principal amount of the VCI Debt into the Ingram Shares. In connection therewith, at the Closing, Ingram shall release the Stock Pledge Agreement, the Note Pledge Agreement and the Lee Guaranty pursuant to the Guaranty Release, redeliver and reassign to Lee the Pledged Shares and to VCI the Pledged Note, and execute and deliver to Reorganized Prism UCC-2 termination statements with respect to the Old Collateral; and Reorganized Prism shall execute and deliver to Ingram the Note, the New Security Agreement and UCC-1 financing statements covering the New Collateral pursuant to which Reorganized Prism shall grant to Ingram first priority liens and security interests in and to the New Collateral except that the lien and security interest in the Film Library and the Film Library Accounts Receivable shall be subject to and subordinate to the lien therein of Imperial Bank.

     2.2 Termination of Workout Agreement; Payment of Remaining Debt. The Workout Agreement shall be terminated effective at the Closing, and Ingram shall thereupon release all of its future claims thereunder. The Remaining Debt shall be evidenced by the Note and payable as follows:


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         (a) Interest shall be payable on the outstanding daily unpaid principal amount of the Remaining Debt from the Closing until payment in full is made, shall accrue and be payable at the rate of 10% per annum and shall be payable monthly. Any accrued interest not paid on a date scheduled for the payment of interest shall be added to the principal of the Remaining Debt and all of such principal, as so increased shall thereafter bear interest at the lesser of 4% in excess of the existing rate or the maximum rate permitted by applicable law. All proceeds from the exercise of all options or warrants to purchase capital stock of Reorganized Prism shall be applied to the reduction of the Remaining Debt, first to any accrued unpaid interest and then to principal.

         (b) If not sooner paid, the Remaining Debt and all accrued interest thereon shall be payable on the third anniversary of the Closing.

         (c) The Remaining Debt may, at any time and from time to time, be paid or prepaid in whole or in part without premium or penalty, provided that each prepayment of principal shall be accompanied by payment of interest accrued through the date of payment on the amount of principal paid.

         (d) Should any installment of principal or interest not be paid when due, a late charge equal to 5% of the payment then due, payable on demand, shall be charged with respect to such payment.

         (e) All computations of interest shall be calculated on the basis of a year of 360 days and the actual number of days elapsed.

         (f) If any payment to be made by Reorganized Prism shall become due on a day other than a Business Day, payment shall be made on the next succeeding Business Day and the extension of time shall be reflected in computing interest.

         (g) Each payment hereunder shall be made by Reorganized Prism by wire transfer to Ingram or to such other account as Ingram may direct in writing. All payments shall be made in lawful money of the United States of America and shall be deemed made when verified by the receiving bank.

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                                    ARTICLE 3

                            ISSUANCE OF NEW WARRANTS

     At the Closing, certain of the VCI shareholders shall issue to Ingram the New Warrants to purchase the New Warrant Shares pursuant to the Escrow and Warrant Agreement. It is understood that certificates representing the New Warrant Shares shall be issued at the Closing in the names of the VCI Shareholders, but shall be delivered to an escrow agent acceptable to the parties to be held pending exercise of the New Warrants by Ingram or the expiration of the Warrant Period. For such time as the New Warrant Shares are held in escrow, the VCI Shareholders shall be entitled to vote the New Warrant Shares. Upon expiration of the Warrant Period, the escrow agent will be authorized and instructed to deliver to the VCI Shareholders all New Warrant Shares to the extent that the New Warrants have not been exercised therefor. Any exercise by Ingram of the New Warrants shall be done on a ratable basis with respect to the New Warrant Shares with the exercise price(s) therefor to be paid to Reorganized Prism.

                                    ARTICLE 4

                               ADDITIONAL WARRANTS

     At the Closing, Reorganized Prism shall issue to Ingram the Additional Warrants.

                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES

     5.1 Representations and Warranties of VCI. VCI hereby represents and warrants to the other parties hereto as follows:

         (a) VCI has the full right, power and authority to enter into, execute and deliver this Agreement and all the other Debt Documents to which VCI is a party.

         (b) VCI is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power to own and operate its properties and to carry on its business as now conducted. VCI is duly qualified to do business and in good standing in each state in which a failure to be so

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qualified would have a material adverse effect on VCI's financial position or its ability to conduct its business in the manner now conducted.

         (c) VCI has taken all action necessary to authorize the entering into and performance of its obligations under this Agreement and all other related documents to which VCI is a party. This Agreement and all the other agreements, documents, and instruments contemplated hereby to which VCI is a party, are, and as of the Closing will be, the legal, valid and binding obligation of VCI, enforceable in accordance with their respective terms.

         (d) The representations and warranties of VCI set forth in the Merger Agreement are true and correct as of the date hereof.

         (e) The execution, delivery and performance by VCI of this Agreement and the other Debt Documents does not and will not (i) contravene or conflict with the Articles of Incorporation or bylaws of VCI, (ii) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, injunction, order, writ or decree binding upon or applicable to VCI or any part of its business, or (iii) contravene or conflict with or constitute a violation, breach, or default under any agreement to which VCI is bound.

     5.2 Representations and Warrants of Prism. Prism hereby represents and warrants to the other parties as follows:

         (a) Prism is a corporation duly organized, validly existing and in good standing under the laws of the State of California, and has the corporate power to own and operate its properties and to carry on its business as now conducted. Prism is duly qualified to do business and in good standing in each state in which a failure to be so qualified would have a material adverse effect on Prism's financial position or its ability to conduct its business in the manner now conducted.

         (b) Prism has the full right, power and authority to enter into, execute and deliver this Agreement and all other related documents to which Prism is a party.

         (c) Prism has taken all action necessary to authorize the entering into and performance of its obligations under this Agreement and all other related documents to which Prism is a party. This Agreement and all other agreements, documents, and instruments contemplated hereby are, and as of the Closing will be, the legal, valid and binding obligation of Prism, enforceable in accordance with their respective terms.


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

         (d) The representations and warranties of Prism set forth in the Merger Agreement are true and correct as of the date hereof.

         (e) The Reorganized Prism Securities, when issued, shall be duly authorized, validly issued, fully paid and non-assessable.

         (f) The execution, delivery and performance by Prism of this Agreement and the Debt Documents to which Prism is a party does not and will not (i) contravene or conflict with the Certificate of Incorporation or bylaws of Prism, (ii) contravene or conflict with or constitute a violation of any provision of any law, statute, rule, regulation, judgment, injunction, order, writ or decree binding upon or applicable to Prism or any part of its business, except that the consummation of the transactions contemplated herein is subject to the confirmation of the Plan, or (iii) contravene or conflict with or constitute a violation, breach, or default under any agreement to which Prism is bound.

         (g) The Plan provides for sufficient number of shares of Common Stock of Reorganized Prism in connection with the issuance of the New Warrant Shares, the Ingram Shares and any securities issuable upon exercise of the Additional Warrants.

         (h) Place of Business. The records with respect to all intangible personal property constituting a part of the New Collateral are and will be maintained at Reorganized Prism's chief place of business and chief executive office, which has the address of 6851 McDivitt Drive, Suite A, Bakersfield, California 93313. All tangible personal property constituting a part of the New Collateral is or will be located at Reorganized Prism's chief place of business and chief executive office and/or at any specific store locations.

         (i) Imperial Bank. As of the date hereof, the total outstanding principal amount of the indebtedness of Prism to Imperial Bank (the "Imperial Indebtedness"), is no more than $3,100,000.

     5.3 Representations and Warranties of Ingram. Ingram hereby represents and warrants as follows:

         (a) Ingram has the full right, power and authority to enter into, execute and deliver this Agreement and all other related documents to which Ingram is a party.

         (b) Ingram has taken all action necessary to authorize the entering into and performance of its obligations under this Agreement and all other


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related documents to which Ingram is a party. This Agreement and such related documents are, and as of the Closing will be, the legal, valid and binding obligation of Ingram, enforceable in accordance with their respective terms.

         (c) Ingram understands and agrees that (subject to the Registration Rights Agreement):

             (i) The Reorganized Prism Securities shall not have been registered under the Securities Act of 1933, as amended (the "Securities Act") or the securities laws of any state, based upon an exemption from such registration requirements under the Securities Act and applicable state securities law;

             (ii) The Reorganized Prism Securities are and will be "restricted securities" as said term is defined in Rule 144 of the Rules and Regulations promulgated under the Securities Act;

             (iii) The Reorganized Prism Securities may not be sold or otherwise transferred unless they have been first registered under the Securities Act and applicable state securities laws, or unless exemption from such registration provisions are available with respect to said resale or transfer;

             (iv) Prism is relying on the representation by Ingram that Ingram has such knowledge and experience in financial or business matters that Ingram is capable of evaluating the merits and risks involved in the investment in the Reorganized Prism Securities;

             (v) The Reorganized Prism Securities are and will be acquired by Ingram for Ingram's own account and not with a view to, or for resale in connection with, any distribution other than resales made in compliance with the Securities Act and applicable state securities laws.

             (vi) Ingram acknowledges that it has received the Disclosure Statement, together with a copy of the Plan. Ingram has been, or will be prior to Closing, furnished with such information and documents pertaining to Reorganized Prism as Ingram has requested, and has been, or will be prior to Closing, given the opportunity to meet with officials of Prism and VCI and to have such persons answer questions regarding Reorganized Prism's affairs and conditions.

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                                    ARTICLE 6

                               COVENANTS BY PRISM

     Unless Ingram otherwise consents in writing, which consent may be exercised or withheld in Ingram's sole discretion, so long as Reorganized Prism is indebted to Ingram under this Agreement, and until the payment in full of the Remaining Debt (as to all covenants in this Article) and until the later to occur of the termination of the Stockholders Agreement or the payment in full of the Remaining Debt (as to Sections 6.11, 6.12, 6.14, 6.16, 6.17 and 6.18), Prism covenants as follows:

       6.1 Punctual Payment. Reorganized Prism shall punctually pay the interest and principal of the Remaining Debt at the times and place and in the manner specified herein and in the Note.

       6.2 Accounting Records. Reorganized Prism shall maintain full and complete books and accounts and other records reflecting all of its properties and the results of its business in accordance with generally accepted accounting principles consistently applied.

       6.3 Financial Information. Reorganized Prism shall deliver, or cause to be delivered, to Ingram, in form and detail satisfactory to Ingram:

           (a) As soon as available, but in any event not later than 105 days after the end of each fiscal year, an audited balance sheet of Reorganized Prism as at the end of such fiscal year, and statements of income and cash flow for such fiscal year, together with the equivalent information for the prior fiscal year, all in detail reasonably satisfactory to Ingram. Such balance sheet and statements shall be prepared in accordance with generally accepted accounting principles applied on a basis consistently maintained throughout the periods involved and accompanied by a report of a certified public accountant of recognized national standing reasonably satisfactory to Ingram.

           (b) As soon as available, but in any event not later than 50 days after the end of each fiscal quarter (except for the fourth quarter), an unaudited balance sheet of Reorganized Prism as at the end of such fiscal quarter (except for the fourth quarter) and a statement of income for such fiscal quarter (except for the fourth quarter) and the year to date, together with the equivalent information for the same period in the prior fiscal year, all in accordance with generally accepted accounting principles consistently maintained throughout the period involved, except for the absence of footnotes. Such financial statements shall be certified by the chief financial officer of Reorganized Prism as fairly presenting the financial condition and results of operations of Reorganized Prism in accordance with generally accepted accounting principles,


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


consistently applied, as at such date and for such periods, except for the absence of footnotes. The foregoing may be satisfied by delivery of the applicable Form 10-Q Report.

       6.4 Existence. Reorganized Prism shall (a) preserve and maintain its existence and all of its material rights, licenses, privileges and franchises,
(b) continue to operate in substantially the same line of business as VCI presently engages in, namely, the business of renting and selling prerecorded video entertainment for consumer use, (c) comply with the requirements of all applicable Laws of any Governmental Agency, and (d) use its best efforts to conduct its business in an orderly, efficient, and regular manner.

       6.5 Maintenance of Properties. Reorganized Prism shall maintain, preserve and protect all of its properties and equipment in good order and condition, subject to wear and tear in the ordinary course of business, and not permit any waste of its properties, except that the failure to maintain, preserve and protect a particular item of property or equipment that is not of significant value, including property not of significant value due to its technological obsolescence, either intrinsically or due to the operation of Reorganized Prism, shall not constitute a violation of this covenant.

       6.6 Taxes and Other Liabilities. Reorganized Prism shall pay and discharge when due any and all indebtedness, obligations, assessments and taxes including without limitation federal and state income taxes, and all such obligations imposed by any Governmental Agency which are or may become a Lien affecting Reorganized Prism's properties or any part thereof, except such as Reorganized Prism may in good faith contest by appropriate proceedings, so long as Reorganized Prism has established and maintains reserves adequate to pay any such contested liabilities in accordance with generally accepted accounting principles and, by reason of non-payment, none of Reorganized Prism's property or the Liens of Ingram thereon are in danger of being lost or forfeited.

       6.7 Reporting Requirements. Reorganized Prism shall cause to be delivered to Ingram, in form and detail satisfactory to Ingram:

           (a) promptly upon Reorganized Prism's learning thereof, notice of:

               (i) any material litigation affecting or relating to Reorganized Prism, or any of its properties;


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


               (ii) any dispute between Reorganized Prism and any Governmental Agency relating to Reorganized Prism's property, the adverse determination of which might materially adversely affect such property;

               (iii) any change in senior management of Reorganized Prism;

               (iv) any Default or Event of Default.

          (b) written notice of any change in the location of Reorganized Prism's principal place of business or any other place in which it maintains any of the New Collateral or its books and records at least 30 days prior to the date of such change;

          (c) such other information relating to Reorganized Prism, and/or its properties as Ingram may reasonably request from time to time.

       6.8 Insurance. Reorganized Prism shall provide or cause to be provided the following policies of insurance:

          (a) public liability insurance in an amount deemed reasonably necessary from time to time by Ingram;

          (b) property damage and casualty insurance in an amount deemed reasonably necessary from time to time by Ingram; and

          (c) such other policies of insurance as Ingram may reasonably require from time to time.

All insurance policies (i) shall be maintained throughout the term of the Remaining Debt at Reorganized Prism's sole expense, (ii) shall be issued by insurers of recognized responsibility which are reasonably satisfactory to Ingram, (iii) shall be in form and substance reasonably satisfactory to Ingram, and (iv) with respect to insurance coverage damage to the New Collateral, (A) shall name Ingram as an additional insured and/or loss payee, as appropriate, and (B) shall contain a "lender's loss payable" endorsement in form and substance reasonably satisfactory to Ingram. Reorganized Prism shall deliver or cause to be delivered to Ingram, from time to time at Ingram's reasonable request, originals or copies of such policies or certificates in form reasonably satisfactory to Ingram, evidencing the same. Such certifications shall provide that such insurance coverage shall not be reduced, cancelled or terminated without 30 days prior written notice to Ingram.


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

       6.9 Inspection Rights. At any time during regular business hours and as often as reasonably requested, Reorganized Prism shall permit Ingram, or any employee, agent or representative of Ingram, to examine, audit and make copies and abstracts from the records and books of account of, and to visit and inspect the Properties of, Reorganized Prism and to discuss the affairs, finances and accounts of Reorganized Prism with any of its officers and key employees, and, upon request, furnish promptly to Ingram true copies of all financial information and internal management reports made available to the management of Reorganized Prism. As used herein, "key employees" means all employees at least of Regional Manager or department head rank.

       6.10 Compliance with Agreements, Duties and Obligations. Reorganized Prism shall promptly and fully comply with all of its agreements, duties and obligations under the Debt Documents and, in all material respects, under any other material agreements, indentures, leases and/or instruments to which it and Ingram are each a party. Reorganized Prism shall use its best efforts to promptly and fully comply with all of its agreements, duties and obligations under any material agreements, indentures, leases and/or instruments to which it and another Person (other than Ingram) are each a party.

       6.11 Mergers, Consolidations and Acquisitions. Reorganized Prism shall not (a) enter into any transaction of merger or consolidation or contemplating the sale or transfer of all or substantially all of its assets; or (c) make any material change in the nature of its business as conducted and presently proposed to be conducted; or (d) change the form of organization of its business; provided, however, that nothing herein shall prevent Reorganized Prism from selling the Film Library (subject, however, to the conditions set forth in Section 6 of the Security Agreement), or from entering into a transaction of merger where (i) Reorganized Prism is the surviving party; (ii) upon the consummation of such merger, 50% or more in interest of the stockholders of Reorganized Prism own and control 50% or more of the voting equity of the combined company; (iii) a majority of the board of directors of the combined company consist of directors of Reorganized Prism immediately prior to such merger; and (iv) the terms of the Supply Agreement will continue to apply.

       6.12 Redemption, Dividends, Distributions. Reorganized Prism shall not redeem or repurchase stock or other ownership interests, declare or pay any dividends or make any other distribution, whether of capital, income or otherwise, and whether in cash or other property.

       6.13 Application of Exercise Prices. Reorganized Prism shall apply all proceeds from the exercise of any options or warrants to purchase capital stock of Reorganized Prism to the reduction of the Remaining Debt, first to any accrued, unpaid interest and then to principal.

       6.14 Restriction on Employee Stock Options. Except for the Assumed Options and the option in favor of Collier to purchase 175,000 shares (the "Collier Option"), Reorganized Prism shall not issue any employee stock options or warrants (a) at exercise prices below the greater of the book value per share or the fair market value per share on the date of grant or (b) to the extent that the total amount of shares issuable pursuant to the exercise of such new stock options plus 461,000 shares exceeds 10% of the then issued and outstanding shares of Reorganized Prism's Common Stock and Common Stock equivalents. No options or warrants (including the Assumed Options and Collier Option) will be repriced at an exercise price below the greater of the book value per share or the fair market value on the date of original grant (subject to adjustments for any stock splits, combinations, etc.) and provisions of vesting and forfeiture of any such options shall not be amended or modified.

       6.15 Imperial Indebtedness. In no event shall Reorganized Prism allow the aggregate principal amount of Imperial Indebtedness to exceed the amount outstanding as of the date hereof except as to accrued interest and for costs and expenses incurred by Imperial Bank from the date hereof. Reorganized Prism shall promptly provide and deliver to Ingram any and all notices received from the holder(s) of the Imperial Indebtedness of any default or Event of Default under the documents, instruments and agreements evidencing, securing or otherwise relating to the Imperial Indebtedness or of the exercise of remedies with respect to any collateral therefor.

       6.16 Employee Matters. Reorganized Prism shall not amend or modify the employment agreements with Collier, Lee and Craig Kelly attached as exhibits to the Merger Agreement. Reorganized Prism shall not extinguish, forgive or reduce (except for payment made) any debt owed to Reorganized Prism from any employee.

       6.17 Reservation of Shares. Reorganized Prism shall reserve a sufficient number of shares of its Common Stock issuable upon exercise of any Additional Warrants.

       6.18 Board Approval. Without the unanimous approval of the Board of Directors of Reorganized Prism, Reorganized Prism shall not enter into any line of business other than (i) the sale and rental of video product and related goods and accessories, (ii) completion of the sole film Prism currently has under way expected to be titled "When the Bough Breaks II," and (iii) the exploitation of the Film Library.

                                    ARTICLE 7

                                EVENTS OF DEFAULT

     7.1 Events of Default. The occurrence of any one or more of the following, whatever the reason therefor, shall constitute an "Event of Default" hereunder in addition to any event of default described in any other document relating to other transactions between the parties thereto:

       (a) Reorganized Prism shall fail to pay any installment of principal or interest on the Note when due, or any other amount owing under this Agreement, the Note or the other Debt Documents when due; provided, however, Reorganized Prism shall be allowed two times in any 12 month period to pay an installment of principal or interest due under the Note not more than five days after the due date for such payment provided that the late charge imposed by Section 2.2 is paid; or

       (b) Reorganized Prism shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or in any of the Debt Documents on its part to be performed or observed, within 30 days after the date the same was to have been performed or observed; provided, however, that if the failure to perform is capable of being cured, but cannot reasonably be cured within 30 days after the date the same was to have been performed or observed, no Event of Default shall be deemed to have occurred if Reorganized Prism shall have commenced to perform the same within 30 days after the date the same was to have been performed or observed and shall diligently continue to complete the performance or observance; or

       (c) any representation or warranty in any of the Debt Documents or in any certificate, agreement, instrument or other document made or delivered pursuant to or in connection with any of the Debt Documents proves to have been incorrect when made in any material respect; or

       (d) Reorganized Prism (i) shall fail to pay the principal, or any principal installment, of any present or future indebtedness for borrowed money of $100,000 or more, or to fulfill its obligations under any guaranty of present or future indebtedness for borrowed money of $100,000 or more, on its part to be paid, when due (or within any stated grace period), whether at the stated maturity, upon acceleration, by reason of required prepayment or otherwise or (ii) shall fail to perform or observe any other term, covenant or agreement on its part to be performed or observed in connection with any present or future indebtedness for borrowed money of $100,000 or more, or of any guaranty of present or future indebtedness for borrowed money of $100,000 or more, if as a result of such failure any holder or holders thereof (or an agent or trustee on its or their behalf) has the right to declare such indebtednessdue before the date on which it otherwise would become due, or has commenced judicial or nonjudicial action to collect such indebtedness or to foreclose or otherwise realize upon security held therefor, or has taken or is taking such other actions as might materially adversely affect the Collateral, the interests of Ingram under the Debt Documents or the ability of Reorganized Prism to perform its obligations under the Debt Documents; or

       (e) Any Debt Document, at any time after its execution and delivery and for any reason other than the agreement of Ingram or satisfaction in full of all the obligations of Reorganized Prism thereunder, ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Party thereto denies that it has any or further liability or obligation under any Debt Document, or purports to revoke, terminate or rescind same; or

       (f) A final judgment against Reorganized Prism is entered for the payment of money in excess of $250,000 and such judgment remains unsatisfied without procurement of a stay of execution for 30 calendar days after the date of entry of judgment; or

       (g) All or a substantial portion of Reorganized Prism's property is seized or appropriated by any Governmental Agency; or

       (h) Reorganized Prism is dissolved or liquidated or all or substantially all of the property of Reorganized Prism is sold or otherwise transferred without Ingram's written consent; or

       (i) Reorganized Prism is the subject of an order for relief by a bankruptcy court that is not stayed within 30 days, or is unable or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or Reorganized Prism applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of Reorganized Prism and the appointment continues undischarged or unstayed for 60 calendar days; or Reorganized Prism institutes or consents to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, custodianship, conservatorship, liquidation, rehabilitation or similar proceedings relating to it or to all or any part of its property under the Laws of any jurisdiction; or any similar proceeding is instituted without the consent of Reorganized Prism and continues undismissed or unstayed for 60 calendar days; or any judgment, writ, attachment, execution or similar process is issued or levied against all or any part of the property of Reorganized Prism and is not released, vacated or fully bonded within 30 calendar days after its issue or levy; or Reorganized Prism voluntarily ceases to transact business for more than five consecutive days; or

       (j) Reorganized Prism shall claim that any Debt Document is ineffective or unenforceable, in whole or in part, for any reason.

                                   ARTICLES 8

                        RIGHTS AND REMEDIES UPON DEFAULT

     8.1 Remedies Generally. If an Event of Default shall occur, Ingram may, at its option and without demand or notice to Reorganized Prism, which notice is expressly waived, do any one or more of the following:

       (a) accelerate and declare the principal of all amounts owing under this Agreement, the Note and the other Debt Documents, including without limitation all obligations secured by the Collateral Documents, together with interest thereon, to be immediately due and payable, regardless of any other specified maturity or due date, without presentment or demand for payment, protest or notice of nonpayment or dishonor, or other notices or demands of any kind or character, and without the necessity of prior recourse to any security;

       (b) to the extent permitted by applicable Laws, proceed to protect, exercise and enforce any or all of its rights and remedies under any or all of the Debt Documents, including without limitation the right to notify any account debtor of Ingram's security interest in all of Reorganized Prism's accounts and effect collection of any account directly from such debtor, the right to take possession of and protect, enforce and exercise its rights with respect to the New Collateral, and such other rights and remedies as are provided by Law or equity, all in such order and manner as Ingram in its sole discretion may determine; and/or

       (c) to the extent permitted by applicable Laws, exercise any and all legal or equitable remedies afforded to Ingram as provided in any Collateral Documents heretofore or hereafter entered into between Ingram, Reorganized Prism, or as provided for under the Uniform Commercial Code, or under any other applicable law.

     8.2 Cumulative Remedies. The rights and remedies granted to Ingram are cumulative, and Ingram shall have the right to exercise any one or more of such rights and remedies alternatively, successively or concurrently as Ingram may, in its sole discretion, deem advisable.

                                    ARTICLE 9

                  CONDITIONS PRECEDENT TO INGRAM'S OBLIGATIONS

     The obligations of Ingram to consummate the transactions contemplated herein on the Closing Date shall be subject to the performance by Reorganized Prism of all of its covenants to be performed hereunder, to the accuracy of the representations and warranties herein contained, and to the fulfillment to Ingram's satisfaction, on or before the Closing Date, of each of the following conditions, unless waived by Ingram, in its sole discretion, in writing:

          (a) Delivery to Ingram of an executed original of this Agreement, of each of the following documents and of each of the exhibits, documents, and ancillary agreements contemplated therein:

               (i) the Note;

               (ii) the New Security Agreement;

               (iii) the Copyright Mortgages;

               (iv) the Escrow and Warrant Agreement;

               (v) the Additional Warrants;

               (vi) the Lock-Up Agreement;

               (vii) the Supply Agreement;

               (viii) the Stockholders Agreement;

               (ix) the Registration Rights Agreement;

               (x) UCC-1 financing statements covering the New Collateral;

               (xi) any other filings deemed necessary by Ingram to perfect its lien and security interest in the Film Library and Film Library Accounts Receivable;

               (xii) opinion of counsel to Prism as to matters, and in such form, as reasonably requested by Ingram;

               (xiii) evidence satisfactory to Ingram as to insurance coverage;

               (xiv) incumbency certificate as to the officers of Reorganized Prism;

               (xv) certified copy of the Certificate of Incorporation and Bylaws of Reorganized Prism and resolutions of Reorganized Prism, good standing certificates of Reorganized Prism, authorizing the transactions contemplated herein;

               (xvi) any other instruments or documents reasonably requested by Ingram in connection with the transactions contemplated hereby.

          (b) The representations and warranties of VCI and Prism contained in Sections 5.1 and 5.2 and in the Merger Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date.

          (c) All corporate and other proceedings, including adoption by the Board of Directors of Prism and VCI of resolutions authorizing the consummation of the transactions contemplated herein and authorizing the performance by Prism and VCI of the covenants hereunder, and all actions required to be taken in connection with the transactions contemplated herein, and all documents incident thereto, shall be satisfactory in form and substance to Ingram and its counsel and Ingram shall have received certified copies of the same.

          (d) All legal matters with respect to and all legal documents executed in connection with the transactions contemplated by this Agreement and the other Debt Documents shall be reasonably satisfactory to counsel for Ingram.

          (e) The entry of an order or orders of the Bankruptcy Court confirming the Plan on terms reasonably acceptable to Ingram.

          (f) The effectiveness of the Merger, pursuant to a Merger Agreement in form and substance satisfactory to Ingram.

          (g) No provision of any applicable law or regulation, and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated herein.

          (h) Immediately after the Closing, the Board of Directors of Reorganized Prism shall consist of eight members, two of which shall be designees of Ingram.

          (i) Ingram shall have received satisfactory evidence that, upon execution of the Debt Documents, Reorganized Prism will be the owner of the New Collateral and that Ingram has a second priority lien (subject only to the first lien of Imperial Bank) on the Film Library and the Film Library Accounts Receivable and a first priority lien as to all other collateral.

          (j) Ingram shall have been given a full and complete opportunity to review the books, records, and operations of Prism and to review the collateral security that will be the subject of the Collateral Documents and shall be satisfied, in its reasonable discretion, with such review and investigation.

                                   ARTICLE 10

              CONDITIONS PRECEDENT TO PRISM'S AND VCI'S OBLIGATIONS

     The obligations of Prism and VCI to consummate the transactions contemplated herein on the Closing Date shall be subject to the performance by Ingram of all of its covenants to be performed hereunder, to the accuracy of the representations and warranties herein contained, and to the fulfillment to Prism's and VCI's satisfaction, on or before the Closing Date, of each of the following conditions, unless waived by Prism and VCI, in their sole discretion, in writing:

          (a) Delivery by Ingram of an executed original of this Agreement and of each of the following documents and of each of the exhibits, documents and ancillary agreements contemplated therein:

               (i) the Stockholders Agreement;

               (ii) UCC-2 Termination Statements with respect to the Old Collateral; and

               (iii) the Guaranty Release.

          (b) Delivery and reassignment by Ingram to Lee of the Pledged Shares and to VCI of the Pledged Note.

          (c) The representations and warranties of Ingram contained in Section
     5.3 shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on the Closing Date.

          (d) All corporate and other proceedings, including adoption by the Board of Directors of Ingram of resolutions authorizing the consummation of the transactions contemplated herein and authorizing the performance by Ingram of the covenants hereunder, and all actions required to be taken in connection with the transactions contemplated herein, and all documents incident thereto, shall be satisfactory in form and substance to Reorganized Prism and its counsel and Ingram shall have delivered certified copies of the same to Reorganized Prism.

          (e) All legal matters with respect to and all legal documents executed in connection with the transactions contemplated by this Agreement and the other Debt Documents shall be reasonably satisfactory to counsel for Reorganized Prism.

          (f) The entry of an order or orders of the Bankruptcy Court confirming the Plan.

          (g) The effectiveness of the Merger.

          (h) No provision of any applicable law or regulation, and no judgment, injunction, order or decree shall prohibit the consummation of the transactions contemplated herein.

                                   ARTICLE 11

                                  MISCELLANEOUS

     11.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given to such party at its address or telecopier number set forth below, or such other address or telecopier number as such party may hereinafter specify by notice to each other party hereto:

                  if to Prism, to:

                           Prism Entertainment Corporation
                           1888 Century Park East, Suite 350
                           Los Angeles, California  90067
                           Attention:  Barry L. Collier
                           Telecopy:  (310) 203-8036

                           with a copy to:

                           Loeb & Loeb LLP
                           1000 Wilshire Boulevard, Suite 1800
                           Los Angeles, California  90017
                           Attention:  David L. Ficksman, Esq.
                           Telecopy:  (213) 688-3460

                  if to VCI:

                           (prior to the Effective Time)

                           Lee Video City, Inc.
                           6851 McDivitt Drive, Suite A
                           Bakersfield, California  93313
                           Attention:  Robbie Lee
                           Telecopy:  (805) 397-7955

                           with a copy to:

                           Troy & Gould
                           1801 Century Park East, 16th Fl.
                           Los Angeles, California  90067
                           Attention:  William J. Feis, Esq.
                           Telecopy:  (310) 201-4746

                  if to Ingram:

                           Ingram Entertainment, Inc.
                           Two Ingram Boulevard
                           La Vergne, Tennessee  37089
                           Attention: John Fletcher, Esq., General Counsel
                           Telecopy: (615) 287-4465

Each such notice, request or other communication shall be effective (i) if given by telecopy, when such telecopy is transmitted to the telecopy number specified herein and the appropriate answerback is received or, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, properly addressed or, (iii) if given by any other means, when delivered at the address specified herein.

     11.2 Amendments; No Waivers.

       (a) Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by each party hereto, or in the case of a waiver, by the party against whom the waiver is to be effective.

       (b) No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

     11.3 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     11.4 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of California, without giving effect to the conflict of laws principles thereof.

     11.5 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     11.6 Entire Agreement. This Agreement (and all attached Exhibits and Schedules, which are hereby incorporated herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement, including without limitation, the Letter of Intent dated September 16, 1996 the Workout Agreement, the Stock Pledge Agreement, the Note Pledge Agreement, the prior Supply Agreement, the Old Warrants and the Old Security Agreements. No representation, inducement, promise, understanding, condition or warranty not set forth herein, or in the Merger Agreement, or in any other Debt Document has been made or relied upon by any party hereto.
Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     11.7 Severability. If any one or more provisions of this Agreement shall, for any reasons, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unen- forceable provision had never been contained herein.

     11.8 Captions and Section References. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to "Sections" without further citation refer to sections of this Agreement.

     11.9 Interpretation. Where the context or construction requires, all words applied in the plural shall be deemed to have been used in the singular, and vice versa; the masculine shall include the feminine and neuter, and vice versa; and the present tense shall include the past and future tense, and vice versa.

     11.10 Attorneys' Fees. In the event of any litigation or legal proceedings (including arbitration) between the parties hereto, the nonprevailing party shall pay the expenses, including reasonable attorneys' fees and court costs, of the prevailing party in connection therewith. Reorganized Prism shall pay the attorneys' fees (up to $15,000) and expenses for Ingram's outside counsel in connection with this Agreement and the other Debt Documents.

     11.11 No Third-Party Rights. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third Persons to any party to this Agreement, nor shall any provision give any third Persons any right of subrogation or action over against any party to this Agreement.


                                     Lee Video City, Inc., a California
                                     corporation


                                     By________________________________

                                      Its______________________________



                                     __________________________________
                                     Robert Y. Lee



                                     Prism Entertainment Corporation, a
                                     Delaware corporation


                                     By________________________________

                                      Its______________________________



                                     Ingram Entertainment Inc., a Tennessee
                                     corporation


                                     By________________________________

                                      Its______________________________

                                   SCHEDULE A

     All present and future right, title and interest of Reorganized Prism in or to any property or assets whatsoever, and all rights and powers of Reorganized Prism to transfer any interest in or to any property or assets whatsoever, including, without limitation, any and all of the following property, whether in existence, owned or held, or hereafter acquired, entered into, created or arising, and wherever located:

          (a) The Film Library;

          (b) The Film Library Accounts Receivable and all other accounts receivable, including, all present and future accounts, accounts receivable, agreements, contracts, leases, contract rights, rights to payment, instruments, documents, chattel paper, security agreements, guaranties, undertakings, surety bonds, insurance policies, notes and drafts, and all forms of obligations owing to Reorganized Prism or in which Reorganized Prism may have any interest, however created or arising;

          (c) All present and future accounts, accounts receivable, contract rights, chattel paper, instruments, general intangibles, all tax refunds of every kind and nature to which Reorganized Prism now or hereafter may become entitled, however arising, all other refunds, and all deposits, goodwill, choses in action, trade secrets, computer programs, software, customer lists, trademarks, trade names, patents, licenses, copyrights, technology, processes, proprietary information and insurance proceeds;

          (d) All present and future deposit accounts of Reorganized Prism, including, without limitation, any demand, time, savings, passbook or like account maintained by Reorganized Prism with any bank, savings and loan association, credit union or like organization, and all money, cash and cash equivalents of Reorganized Prism, whether or not deposited in any such deposit account;

          (e) All present and future books and records, including without limitation, books of account and ledgers of every kind and nature, all electronically recorded data relating to Reorganized Prism or the business thereof, all receptacles and containers for such records, and all files and correspondence;

               (f) All present and future goods, including, without limitation, all consumer goods, farm products, inventory, equipment, machinery, tools, molds, dies, furniture, furnishings, fixtures, trade fixtures, motor vehicles and all other goods used in connection with or in the conduct of Reorganized Prism's business, including without limitation, all goods as defined in the Uniform Commercial Code;

               (g) All present and future inventory and merchandise including, without limitation, all present and future goods held for sale or lease or to be furnished under a contract of service, all raw materials, work in process and finished goods, all packing materials, supplies and containers relating to or used in connection with any of the foregoing, and all bills of lading, warehouse receipts or documents of title relating to any of the foregoing;

               (h) All present and future accessions, appurtenances, components, repairs, repair parts, spare parts, replacements, substitutions, additions, issue and/or improvements to or of or with respect to any of the foregoing;

               (i) All other tangible and intangible property of Reorganized Prism;

               (j) All rights, remedies, powers and/or privileges of Reorganized Prism with respect to any of the foregoing; and

               (k) Any and all proceeds and products of any of the foregoing, including, without limitation, all money, accounts, general intangibles, deposit accounts, documents, instruments, chattel paper, goods, insurance proceeds, and any other tangible or intangible property received upon the sale or disposition of any of the foregoing;

provided that the term "New Collateral" shall not include the interest of Reorganized Prism in real property or real property leases ("real property" for the purposes hereof having the same meaning as such term is used in California Code of Civil Procedure Section 726).